HORMEL FOODS CORPORATION
Interim CEO Restricted Stock Units Agreement

Under the 2018 Incentive Compensation Plan
Hormel Foods Corporation (the “Company”), pursuant to its 2018 Incentive Compensation Plan (the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Restricted Stock Unit Award are set forth in this Interim CEO Restricted Stock Units Agreement, consisting of this cover page and the Restricted Stock Units Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you (the “Documents”). Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: Jeffrey Ettinger
No. of Restricted Stock Units Granted: _____	Grant Date: _____, _____
Vesting Schedule:
Scheduled Vesting Date	Portion of Units Vesting
October 25, 2026 April 25, 2027	50% 50%

By signing below or otherwise evidencing your acceptance of this Agreement in a manner acceptable to the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these Documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units

PARTICIPANT	HORMEL FOODS CORPORATION
By:
Jeffrey Ettinger	Name:
Title:

HORMEL FOODS CORPORATION
2018 Incentive Compensation Plan
Restricted Stock Units Agreement
Restricted Stock Units Terms and Conditions
1.Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit that vests represents the right to receive one Share of Stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.
2.Vesting.
(a)Scheduled Vesting. The Units will vest on each Scheduled Vesting Date as specified in the Vesting Schedule on the cover page to this Agreement, so long as your employment with the Company does not terminate prior to October 25, 2026 in a manner that fails to meet the definition of a Qualifying Termination. Upon a termination of your employment with the Company prior to October 25, 2026 for any reason other than due to a Qualifying Termination, vesting shall cease and any Units that are then unvested shall be immediately forfeited. For purposes of this Agreement, a “Qualifying Termination” is a termination of your employment with the Company as a result of (i) death, (ii) Disability, (iii) a termination by the Company without Cause (as such term is defined in the Employment Agreement, effective as of July 14, 2025, by and between you and the Company (the “Employment Agreement”)), or (iv) your automatic termination of employment on October 25, 2026 pursuant to Section 3(a) of the Employment Agreement. Upon the termination of your employment with the Company due to a Qualifying Termination, vesting shall continue in accordance with the scheduled vesting provisions of the first sentence of this Section 2(a). For the avoidance of doubt, the “Retirement” provisions of Section 6(d) of the Plan shall not apply to these Units.
(b)Accelerated Vesting. Notwithstanding Section 2(a), if, you die prior to the final Scheduled Vesting Date, then any unvested Units shall immediately vest in full. In addition, notwithstanding Section 2(a) of this Agreement, vesting of the Units may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.
3.Settlement of Units; Delivery of Shares.
(a)Time of Settlement. Subject to Section 14 below, one Share in payment and settlement of each vested Unit will be paid to you (or to your personal representative or estate in the event of your death, as applicable) within 30 days following the first to occur of (i) each Scheduled Vesting Date and (ii) your death.
(b)Delivery. Delivery of the Shares shall be effected by the issuance of a stock certificate to you, by the electronic delivery of the Shares to a brokerage account you designate, or by book-entry registration of such Shares with the Company’s transfer agent and shall be subject to the tax withholding provisions of Section 5 and compliance with all applicable legal requirements as provided in Section 17(c) of the Plan, and shall be in complete satisfaction and settlement of such vested Units. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the Units that vest include a fractional Unit, the Company shall round the number of vested Units up to the nearest whole Unit prior to issuance of Shares as provided herein. All Shares so issued shall be fully paid and nonassessable. Notwithstanding the foregoing, if the ownership or issuance of Shares to you as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, you (or your permitted transferee) shall receive in lieu of Shares cash in an amount equal to the Fair Market Value (as of the date vesting of the Units occurs) of the Shares otherwise issuable in settlement of the vested Units, net of any amount required to satisfy withholding tax obligations as provided in Section 5 of this Agreement.
4.Dividend Equivalents. If the Company pays cash dividends on its Shares while any Units subject to this Agreement are outstanding, then on each dividend payment date a dividend equivalent dollar amount equal to the number of Units credited to your account pursuant to this Agreement as of the dividend record date times the dollar amount of the cash dividend per Share shall be deemed reinvested in additional Units as of the dividend payment date and such additional Units shall be credited to your account. The number of additional Units so credited shall be determined based on the Fair Market Value of a Share on the dividend payment date. Any additional Units so credited will be subject to the same terms and conditions, including the timing of vesting and settlement, applicable to the underlying Units to which the dividend equivalents relate.
5.Withholding Taxes. No Shares will be delivered to you in settlement of vested Units unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of Shares. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. You hereby further agree that, unless otherwise determined by the Committee, to satisfy such withholding tax obligations, the Company shall withhold a number of Shares that would otherwise be issued to you in settlement of the Units that have a fair market value equal to the amount of such withholding tax obligations.
6.Transfer of Award or Units. You may not assign or transfer this Award or the Units subject to this Award except for a transfer upon your death in accordance with your will, or by the laws of descent and distribution. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 6 shall be void and without effect.
7.No Stockholder Rights. The Units subject to this Award do not entitle you or any permitted transferee of this Award to any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you upon settlement of the Units, meaning a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company’s stock register has been made, except as otherwise described in this Agreement or the Plan.
8.Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended, to the greatest degree possible, to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4), and to the extent such award of Units and any issuance of Shares or payment are not so exempt, to be in compliance with the requirements of Section 409A of the Code.
9.Governing Plan Document. This Agreement and Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

10.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).
11.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
12.Other Agreements. You agree that in connection with the settlement of the Shares, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.
13.Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the settlement of this Award summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 12 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
14.Compensation Recovery Policy; Cancellation and Recission.
(a)You agree that during the period of your Service with the Company or any of its Affiliates and, solely with respect to clauses (i) and (ii) below, for the two-year period immediately following termination of such Service for any reason, you will not (i) materially breach the Company’s Code of Ethics and Business Conduct, (ii) breach any nondisclosure or similar obligation owed to the Company or any Affiliate or (iii) render services for any organization or engage directly or indirectly in any business which, in the judgment of the chief executive officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company.
(b)Failure to comply with the provisions of Section 14(a) shall cause this Award to be canceled. Any failure to comply with the provisions of Section 14(a) within a one year period after any Shares delivered upon vesting of the Units hereunder shall cause such delivery to be rescinded. The Company shall notify you in writing of any such rescission. Within ten days after receiving such notice from the Company, you shall either (i) return such Shares to the Company, or (ii) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective Vesting Date of the underlying Units.
(c)Additionally, this Award and any compensation associated herewith is subject to reduction, cancellation, forfeiture or recovery by the Company or other action pursuant to the compensation recovery policy or policies adopted by the Board or the Committee at any time, including but not limited to a policy adopted in response to the requirements of Section 10D of the Exchange Act, U.S. Securities and Exchange Commission regulations, exchange listing requirements, and any implementing rules and regulations thereunder, as in effect from time to time, or as otherwise required by a stock exchange or law. This Award is hereby unilaterally amended by the Committee to comply with any such compensation recovery policy or policies in effect from time to time.
15.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
16.Other Acknowledgements. Nothing in this Agreement (or otherwise) (a) limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents you from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.